EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
LINGO MEDIA CORPORATION.

Dear Sirs:

We hereby consent to the use in this Annual Report on Form 20-F of our Auditor’s Report dated April 20, 2008 with respect to the balance sheet of Lingo Media Corporation as of December 31, 2007 and the statements of operations, deficit and cash flows for the year ended December 31, 2007 which appears in the December 31, 2008 annual report on form 20-F of Lingo Media Corporation.

/s/ MEYERS NORRIS PENNY LLP
MEYERS NORRIS PENNY LLP Chartered Accountants

Calgary, Canada
October 2, 2009